Exhibit 99

Contact:
At the Company                                At the Financial Relations Board
401-233-0333                                  212-661-8030
Sandra Souto                                  Analyst Information: John McNamara
Investor Relations                            Media Information:   David Closs


FOR IMMEDIATE RELEASE
July 18, 2000

                BACOU REPORTS ALL-TIME RECORD SALES AND EARNINGS

      Q2 Net Sales of $81.5 Million - Up 10.3% Over Q2 '99 of $74.0 Million

      Q2 Net Income of $9.4 Million - Up 18.5% Over Q2 '99 of $7.9 Million

         Q2 Earnings Per Share of $0.53 - Up 17.8% Over Q2 '99 of $0.45

   Six Month Net Sales of $155.7 Million - Up 21.2% Over '99 of $128.5 Million

   Six-Month Net Income of $16.4 Million - Up 22.8% Over '99 of $13.4 Million

       Six-Month Earnings Per Share of $0.93 - Up 22.4% Over '99 of $0.76


         Smithfield, R.I., July 18, 2000 -- Bacou USA, Inc. (NYSE: BAU), a leading manufacturer of personal protection equipment, today reported record sales, net income and earnings per share for the quarter ended June 30, 2000.

         "This is our fifth record-breaking quarter in a row," said Philip B. Barr, President and CEO of Bacou USA. "Operating results for the second quarter of 1999 were excellent and represented a challenging benchmark for us. Against this backdrop, it is truly a remarkable achievement to report earnings growth of 18%. Even more impressive, net income and earnings per share are up by more than 22% for the first half of 2000 over the same period in 1999. We expect full-year earnings of approximately $1.81 per share, representing annual growth in excess of 15% over 1999, which is in line with our previously expressed expectations."

         Bacou's net income for the second quarter of 2000 increased to $9.4 million from $7.9 million for the second quarter of 1999--up 18.5%. As for net income per basic and diluted share, Bacou reported $0.53 for the second quarter of 2000, up 17.8% from $0.45 for the second quarter of 1999.

         Net sales for the second quarter of 2000 increased 10.3% to $81.5 million, compared with 1999 second-quarter net sales of $74.0 million. Net sales for Bacou's safety segment were $58.0 million in the second quarter of 2000 compared to $52.6 million in 1999, an increase of 10.5%. Net sales for the optical frames and instruments segment were $7.6 million in the second quarter of 2000 - down from $8.6 million in 1999. Glove segment sales for the 2000-quarter of $15.9 million were up 24.2% over 1999 sales of $12.8 million.

         "All product lines are contributing to our record success," said Mr. Barr. "In two of our three segments, which represent five of our six product lines, we had double-digit growth for the second quarter, with hearing protection and gloves leading the way. In addition, international sales growth has continued its recovery for the fourth consecutive quarter, with an increase of 22.4% over second quarter 1999."

         Bacou's net income for the six-months ended June 30, 2000, increased to $16.4 million from $13.4 million for the six-months of 1999--up 22.8%. As for net income per basic and diluted share, Bacou reported $0.93 for the six-months ended June 30, 2000, up 22.4% from $0.76 for the six-months of 1999.
Year-to-date net sales have increased 21.2% from $128.5 million in 1999 to $155.7 million in 2000.

         For the six-months ended June 30, 2000, the company reported EBITDA totaling $40.7 million, up 19.9% from $33.9 million in 1999. The company defines EBITDA as operating income before depreciation, amortization and non-recurring items. For the period, depreciation and amortization totaled $9.8 million in 2000 and $8.7 million in 1999.

         At June 30, 2000, the company's balance sheet included total assets of $373.2 million, working capital of $52.8 million, long-term debt of $109.6 million and stockholders' equity of $198.4 million.

         During the past two weeks, Bacou USA has announced the acquisition of Whiting + Davis Safety of North Attleborough, Massachusetts, and a decision to evaluate strategic alternatives for Bacou USA and its majority shareholder, Bacou S.A. of Paris, France. Walter Stepan, Co-Chairman of Bacou USA, was appointed to lead the strategic evaluation process. In his remarks about the acquisition of Whiting + Davis and the successful second quarter, Stepan said:
"As you know, we have developed a deep and talented team of operating executives at Bacou USA. We will have a full team continuing our business in its normal course, including the pursuit of appropriate acquisition opportunities, while I continue leading the evaluation of strategic alternatives. During the second quarter, we achieved success on all fronts, demonstrating our ability to handle these diverse tasks while continuing to achieve excellent operating results."

         Bacou USA, Inc. designs, manufactures and sells leading brands of products that protect the sight, hearing, respiratory systems and hands of workers,  as well as related  instrumentation  including vision  screeners,  gas monitors and test equipment for self-contained breathing apparatus. The company's products, marketed under Uvex(R), Howard Leight(R), Perfect Fit(TM), Whiting + Davis(R), Survivair(R), Pro-Tech(R), Biosystems(TM), Titmus(R), LaserVision(TM) and Lase-R Shield(TM) brand names, are sold principally to industrial safety distributors, fire fighting equipment distributors and optical laboratories. News and information about Bacou USA are available on the Worldwide Web at www.bacouusa.com, including the text of today's conference call.


Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions, continued availability and favorable pricing of raw materials, and the other risks detailed in the company's prospectus filed March 27, 1996, and from time to time in other filings. Actual results may differ materially from those projected. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.



                            (Financial tables follow)

                        BACOU USA, INC. AND SUBSIDIARIES
                      (in thousands, except per share data)


                                          Three Months Ended    Six Months Ended
                                               June 30,             June 30,
Statement of income data (unaudited):       2000      1999      2000        1999
                                            ----      ----      ----        ----

Net sales                                $ 81,523   $ 73,907   $155,743   $128,482
Cost of sales                              42,481     40,171     82,743     67,859
                                         --------   --------   --------   --------
Gross profit                               39,042     33,736     73,000     60,623

Operating expenses:
     Selling                               12,245      9,989     23,015     18,682
     General and administrative             5,490      5,679     11,416     10,463
     Research and development               1,423      1,263      2,862      2,472
     Amortization of intangible assets      2,427      2,308      4,832      4,423
                                         --------   --------   --------   --------
Total operating expenses                   21,585     19,239     42,125     36,040
                                         --------   --------   --------   --------

Operating income                           17,457     14,497     30,875     24,583
Total other expense                         2,694      2,162      5,041      3,712
                                         --------   --------   --------   --------

Income before income taxes                 14,763     12,335     25,834     20,871
Income taxes                                5,391      4,427      9,397      7,489
                                         --------   --------   --------   --------


Net income                               $  9,372   $  7,908   $ 16,437   $ 13,382
                                         ========   ========   ========   ========

Basic earnings per share                 $   0.53   $   0.45   $   0.93   $   0.76
                                         ========   ========   ========   ========
Diluted earnings per share               $   0.53   $   0.45   $   0.93   $   0.76
                                         ========   ========   ========   ========


Weighted average shares outstanding:

     Basic                                 17,648     17,619     17,639     17,618
                                           ======     ======     ======     ======
     Diluted                               17,799     17,646     17,724     17,716
                                           ======     ======     ======     ======


Other information:

     Depreciation and amortization                              $ 9,804    $ 8,747
                                                                =======    =======
     EBITDA (defined by the company as operating income
     before depreciation, amortization and non-recurring
     items)                                                     $40,679    $33,920
                                                                =======    =======


                        BACOU USA, INC. AND SUBSIDIARIES

                                                             June 30,  December 31,
                                                               2000         1999
                                                               ----         ----
Balance Sheet Data (in thousands, except share data):
ASSETS

Current assets:
   Cash and cash equivalents                                 $  5,411   $ 10,272
   Trade accounts receivable, net                              48,726     41,653
   Inventories                                                 42,783     42,433
   Other current assets                                         2,651      1,634
   Deferred income taxes                                        3,200      3,733
                                                             --------   --------
      Total current assets                                    102,771     99,725
   Property and equipment, net                                 78,012     74,410
   Intangible assets, net                                     189,639    194,258
   Other assets                                                 2,802      3,032
                                                             --------   --------

      Total assets                                           $373,224   $371,425
                                                             ========   ========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current installments of long-term debt                    $ 22,857   $ 23,637
   Accounts payable                                            14,182     10,559
   Accrued expenses                                             9,717     20,492
   Income taxes payable                                         3,203      1,027
                                                             --------   --------
      Total current liabilities                                49,959     55,715
Long-term debt                                                109,607    120,256
Deferred income taxes                                          13,009     11,550
Other liabilities                                               2,282      2,449
                                                             --------   --------
      Total liabilities                                       174,857    189,970
                                                             --------   --------


Stockholders' equity:
   Preferred stock, $.001 par value, 5,000,000 shares
      authorized, no shares issued and outstanding               --         --
   Common stock, $.001 par value, 50,000,000 shares
      authorized, 17,658,165 shares in 2000 and 17,629,865

     shares in 1999 issued and outstanding                         18         18
   Additional paid-in capital                                  73,535     73,060
   Retained earnings                                          124,814    108,377
                                                             --------   --------
   Total stockholders' equity                                 198,367    181,455
                                                             --------   --------
   Total liabilities and stockholders' equity                $373,224   $371,425
                                                             ========   ========
